UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2007

BIOMET, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Indiana	0-12515	35-1418342
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

56 East Bell Drive

Warsaw, Indiana 46582

(Address of Principal Executive Offices, Including Zip Code)

(574) 267-6639

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 6, 2007, Biomet, Inc. (“Biomet” or the “Company”) announced that Garry L. England retired as Chief Operating Officer—Domestic Operations, effective May 31, 2007, and that Charles E. Niemier, will retire as Senior Vice President, Biomet, Inc. and Senior Vice President, Biomet International and Corporate Relations, effective June 18, 2007. Both Messrs. Niemier and England have entered into individual separation and retirement agreements with Biomet in connection with their retirements. Mr. Niemier will remain with Biomet as a Class III member of the board of directors.

Both Messrs. Niemier and England are covered by the Biomet, Inc. Executive Severance Pay Plan (the “Plan”) and both Messrs. Niemier and England are party to change in control agreements with the Company. Refer to the Current Report on Form 8-K filed by Biomet with the Securities and Exchange Commission (the “SEC”) on September 26, 2006 for information about the Plan and change in control agreements.

Pursuant to the terms of their separation and retirement agreements, Both Messrs. Niemier and England will begin receiving payments and benefits under the Plan as of their separation date; however, each will receive 100% of their annual bonus for the fiscal year ended May 31, 2007.

In addition, instead of the benefits under the Plan with respect to outstanding equity awards, Messrs. Niemier and England have agreed that, with respect to misdated or mispriced stock option awards granted to them, which have vested, but not yet been exercised, the exercise price of such unexercised stock option awards will be increased to the fair market value of the Company’s common shares on the measurement date applicable to such award. Furthermore, Messrs. Niemier and England have agreed that, with respect to misdated or mispriced stock option awards which had previously been exercised, Messrs. Niemier and England would, at a future date, remit to the Company an amount equal to the excess, if any, of the fair market value of the Company’s common shares on the measurement date for such award over the exercise price of such award. Messrs. Niemier and England will also receive accelerated vesting of certain previously unvested equity awards and all vested, unexercised equity awards will be exerciseable in accordance with the terms of the awards until the earliest of (1) the awards’ expiration date, (2) the fifth anniversary of the separation date or (3) the date that the awards are cashed out in a change in control event. If the Company agrees to accept liability for or otherwise reimburses all other present or former executive officers for adverse tax consequences resulting from the mispricing of stock options, the Company has agreed to provide the same benefit to Messrs. Niemier and England.

If an applicable change in control event occurs, such as the proposed transaction with the private equity consortium, within six months of the date of the separation and retirement agreement (or in the case of Mr. Niemier only, upon the expiration of the six-month period following his separation date if a change in control event does not occur during this period), Messrs. Niemier and England will no longer receive the payments and benefits under the Plan, but will receive certain payments and benefits under the change in control agreement. Notwithstanding the express terms of the change in control agreements, both Messrs. Niemier and England have agreed to, among other things, (1) forego any payments or benefits

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provided in Sections 3.01(a)(i), 3.01(c), 3.01(d) and 3.04(b)(E) of the change in control agreements and (2) reduce certain amounts payable under the change in control agreements by payments previously received by them under the Plan.

The separation and retirement agreements contain customary confidentiality, non-competition and non-solicitation provisions and each executive has agreed to a general release of claims.

The full text of the press release announcing the retirements is filed herewith as Exhibit 99.1 and incorporated herein by reference.

The above descriptions of the separation and retirement agreements are qualified in their entirety by reference to the copies of such agreements filed herewith as Exhibits 10.1 and 10.2 and incorporated herein by reference. In addition, the descriptions of the Plan and change in control agreements are qualified in their entirety by reference to the copies of the Plan and such agreements included with the Current Report on Form 8-K filed by Biomet with the SEC on September 26, 2006 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Document

10.1	Agreement with Garry L. England dated May 31, 2007
10.2	Agreement with Charles E. Niemier dated June 6, 2007
99.1	Press Release dated June 6, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOMET, INC.

/s/ Bradley J. Tandy
By:	Bradley J. Tandy
Its:	Senior Vice President, General Counsel and Secretary

Date: June 6, 2007

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